Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
US Airways Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of US Airways Group, Inc. of our report dated February 24, 1999, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) for each of the years in the three year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of US Airways Group, Inc.


                                              KPMG LLP


Washington, DC
June 30, 1999